Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated December 15, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s change in method of determining the cost of certain inventories, accounting for variable interest entities and accounting for goodwill), appearing in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the year ended September 30, 2004 and (ii) our report dated June 25, 2004 appearing in the Annual Report on Form 11-K/A of ArvinMeritor, Inc. Hourly Employees Savings Plan for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Detroit, Michigan
February 28, 2005